EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cohu, Inc. 2005 Equity Incentive Plan of Cohu, Inc. of our reports dated February 16, 2006, with respect to the consolidated financial statements and schedule of Cohu, Inc., Cohu, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cohu, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission for the registration of 3,000,000 shares of its Common Stock.
/s/ ERNST & YOUNG LLP
San Diego, California
March 20, 2006